EXHIBIT 99.1

JOINT FILING AGREEMENT

The undersigned hereby agree that they are filing this Schedule 13D jointly pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended (the Act).  Each of them is responsible for the timely filing of such Schedule 13D and any amendments thereto and for the completeness and accuracy of the information concerning such person contained therein; provided, however, that none of them is responsible for the completeness or accuracy of the information concerning the other persons making the filing, unless such person knows or has reason to believe that such information is inaccurate.

In accordance with Rule 13d-1(k)(1) under the Act, the undersigned hereby agree to the joint filing with each other on behalf of each of them of this Schedule 13D with respect to the common shares of Akorn, Inc. beneficially owned by each of them.  This Joint Filing Agreement shall be included as an exhibit to such Schedule 13D.

IN WITNESS WHEREOF, the parties have executed this Joint Filing Agreement as of May 4, 2017.

FRESENIUS SE & CO. KGAA Represented by Fresenius Management SE, its general partner

By:	/s/ Dr. Jürgen Götz
	Name:	Dr. Jürgen Götz
	Title:	Member of the Management Board, Chief Legal and Compliance Officer, Labor Relations Director

By:	/s/ Mats Henriksson
	Name:	Mats Henriksson
	Title:	Member of the Management Board, President and CEO of Fresenius Kabi AG

FRESENIUS KABI AG

By:	/s/ Mats Henriksson
	Name:	Mats Henriksson
	Title:	Chairman of the Management Board, President and CEO of Fresenius Kabi AG

By:	/s/ Philipp Schulte-Noelle
	Name:	Philipp Schulte-Noelle
	Title:	Member of the Management Board, CFO, CCO